Exhibit 10.1

April 23, 2024

Sheri Dodd (By E-mail)

Dear Sheri:

We are pleased to offer you the full-time position as Chief Executive Officer at Tactile Systems Technology, Inc. (the “Company”). Your employment start date is June 30, 2024, and you will become the Company’s Chief Executive Officer and Assistant Secretary effective July 1, 2024. This employment offer is conditioned on you countersigning and returning this conditional employment offer letter, the satisfactory completion of a background check and on you signing and returning the enclosed Confidentiality, Assignment of Intellectual Property and Restrictive Covenants Agreement on or before your employment start date. In addition, you will be required to provide the Company with required valid documents for Employment Eligibility Verification (I-9 form) within three days after your employment start date as required by the Immigration Reform and Control Act of 1986.

You will be a full-time exempt employee reporting to the Company’s Board of Directors (the “Board”) and the Compensation & Organization Committee of the Board will determine your compensation. You will not be required to relocate your personal residence to be near the Company’s corporate headquarters, but your duties and responsibilities will require regular travel, including working from the Company’s corporate headquarters and other locations as appropriate. You will be reimbursed for business-related expenses in accordance with the Company’s relevant expense reimbursement policies and practices.

You will be eligible for health and welfare benefits on the first of the month following your employment start date. You will receive information on the insurance plans and enrollment materials on your first day of employment. Other benefits for which you may be eligible, including but not limited to 401(k) and Employee Stock Purchase Plan, will be addressed in the Company’s Employee Handbook and/or during your new hire orientation. The company’s benefit plans and programs may change from time to time and the company provides no assurance as to the adoption or continuation of any particular employee benefit plan or program.

You also are eligible for time away benefits including Reasonable Time Off, Jury Duty, Parental and Bereavement. The terms of use for your leave benefits are available to review in the Company’s Employee Handbook.

Please sign and return this offer letter to confirm your acceptance of this offer of employment with the Company. By signing below, you confirm that you do not have any type of written or oral non-solicitation or non-competition agreement, or any other agreement, which would prevent you from accepting or performing services for the Company. You agree that you will not use or disclose confidential information obtained from previous employers during your employment with the Company, unless the information is publicly known or your previous employers have represented to you that you are entitled to use or disclose the information.

As you know, the Company offers a great culture and wonderful opportunities to expand your expertise. It is a very exciting time for our entire organization, and we are happy that you have chosen to be a part of it!

Sincerely,

/s/ William W. Burke	/s/ Elaine Birkemeyer

William W. Burke	Elaine Birkemeyer
Chair, Board of Directors	Chief Financial Officer

Enclosure:	Confidentiality, Assignment of Intellectual Property and Restrictive Covenants Agreement

Acknowledged and Agreed To:

/s/ Sheri Dodd
Sheri Dodd

Date:	April 23, 2024